Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
RESTATED ARTICLES OF INCORPORATION
OF
SERVICE CORPORATION INTERNATIONAL

Pursuant to the provisions of the Texas Business Organizations Code (the “TBOC”), Service Corporation International, a Texas corporation (the “Corporation”), desires to amend its Restated Articles of Incorporation dated August 26, 1996, and, for that purpose, hereby adopts this Certificate of Amendment to the Restated Articles of Incorporation (this “Certificate of Amendment”) of the Corporation. The undersigned certifies to the following:
FIRST: The name of the Corporation is Service Corporation International.
SECOND: The Corporation is a for-profit Corporation.
THIRD: The Corporation was formed on July 6, 1962. The file number issued to the Corporation by the Secretary of State of the State of Texas is 0018531200.
FOURTH: The following identified provisions are amended as follows:

1.	The first sentence of Article Eight is amended to read as follows:

“The affirmative vote of the holders of two-thirds of the outstanding shares of the capital stock of the corporation entitled to vote shall be required (1) for the adoption of any agreement for the merger or consolidation of the corporation with or into any other corporation and (2) to authorize any sale, lease or exchange to or with the corporation (in exchange for its securities in a transaction for which stockholder approval is required by law or any agreement between the corporation and any national securities exchange) of any assets of, any other corporation, person or other entity, if (as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon) such other corporation, person or entity referred to in clause (1) or clause (2), above, is the beneficial owner, directly or indirectly, of more than 10% of any class of capital stock of the corporation.”

2.	Article Eleven is amended and restated to read as follows:

“Bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote thereon at any annual meeting, or at any special meeting if notice of the proposed amendment is contained in the notice of said special meeting, or by the affirmative vote of a majority of the full Board of Directors at any regular or special meeting, provided notice of said proposed amendment is contained in the notice of the meeting.”

3.	Article Twelve, Section 1(b) is amended and restated to read as follows:
“Except as may otherwise be provided pursuant to the provisions established by the Board of Directors with respect to any series of Preferred Stock pursuant to Article Four hereof, at each Annual Meeting of Shareholders, all directors shall be elected to hold office for a term expiring at the next succeeding Annual Meeting of Shareholders and until their successors have been elected and qualified; provided, that any director elected for a longer term before the 2019 Annual Meeting of Shareholders shall hold office for the entire term for which he or she was originally elected and until his or her successor has been elected and qualified.”

4.	Article Twelve, Section 1(d) is deleted in its entirety.

5.	Article Twelve, Section 1(e) is amended and restated to read as follows:
“Amendment or Repeal. Except as set forth below, any provision of the Restated Articles of Incorporation of the corporation may be amended or repealed by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the corporation entitled to vote thereon at a meeting called for that purpose.

Notwithstanding the provisions of the preceding paragraph, the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of the corporation entitled to vote thereon at a meeting called for that purpose shall be required to amend or repeal, or to adopt any provision inconsistent with Article Eight of the Restated Articles of Incorporation of the corporation.”
FIFTH: Each new amendment contained in this Certificate of Amendment has been made in accordance with the provisions of the TBOC. The amendments to the Articles of Incorporation have been approved in the manner required by the TBOC and by the governing documents of the Corporation.
SIXTH: This document shall become effective when filed with the Secretary of State of the State of Texas.
The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument, effective as of May 23, 2018.

SERVICE CORPORATION INTERNATIONAL

By:	/s/ Gregory T. Sangalis
Gregory T. Sangalis
Senior Vice President General Counsel and Secretary